UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 28, 2016 (April 27, 2016)

Tallgrass Energy Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35917	46-1972941
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4200 W. 115th Street, Suite 350 Leawood, Kansas	66211
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (913) 928-6060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 27, 2016, Tallgrass Energy Partners, LP (the “Partnership”) and certain of its subsidiaries entered into Amendment No. 4 (the “Amendment”) to the Credit Agreement dated as of May 17, 2013 with Barclays Bank PLC, as administrative agent, and a syndicate of lenders (as amended, the “Credit Agreement”).

As discussed below under Item 8.01, the Partnership has received an offer from Tallgrass Development, LP (“Tallgrass Development”) to acquire an interest in Rockies Express Pipeline LLC (“REX”). The Amendment provides, among other things, that the revolving credit commitments under the Credit Agreement will increase by $250 million to a total of $1,750 million if the Partnership closes on such acquisition, subject to certain conditions listed in the Amendment. The Amendment also modifies certain provisions of the Credit Agreement related to a potential investment in REX, including, among other things, removing the limitation on the percentage of REX that the Partnership may acquire without lender consent and increasing to 50% the maximum percentage of Consolidated EBITDA (as defined in the Credit Agreement) that may be attributable to REX for purposes of calculating the financial covenants under the Credit Agreement.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 2.02. Results of Operations and Financial Condition.

On April 28, 2016, the Partnership and Tallgrass Energy GP, LP issued a joint press release announcing first quarter 2016 earnings. A copy of the press release is attached hereto, furnished as Exhibit 99.1, and incorporated in this report by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Amendment provided above under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 3.02. Unregistered Sales of Equity Securities.

On April 28, 2016, the Partnership issued 2,416,987 common units representing limited partnership interests in the Partnership for an aggregate offering price of $90,008,596 in a private placement transaction (the “Private Placement”) to certain funds managed by Tortoise Capital Advisors, L.L.C.

The securities offered in the Private Placement have not been registered under the Securities Act or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities.

Item 7.01. Regulation FD Disclosure.

On April 28, 2016, the Partnership issued a press release announcing, among other things, first quarter 2016 earnings, the receipt of an offer from Tallgrass Development to assume the rights and obligations of Rockies Express Holdings, LLC (“REX Holdings”) under the Purchase Agreement (as defined below), the Private Placement and the Amendment. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 to Form 8-K, the information provided under Item 2.02 and Item 7.01 and the information attached to this Current Report on Form 8-K as Exhibit 99.1 shall be deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as expressly set forth by specific reference in such filing.

Item 8.01. Other Events.

Potential Assumption of Purchase Agreement

On March 29, 2016, Tallgrass Development’s indirect wholly owned subsidiary REX Holdings signed a purchase agreement (the “Purchase Agreement”) with a unit of Sempra U.S. Gas and Power (“Sempra”) to acquire Sempra’s 25% membership interest in REX for cash consideration of $440 million, subject to adjustment under the Purchase Agreement. The transaction (the “REX Interest Acquisition”) is subject to closing conditions. In addition, a subsidiary of Phillips 66 (“Phillips 66”), which owns a 25% membership interest in REX, has a right under the limited liability company agreement of REX to purchase its proportionate share of Sempra’s 25% membership interest being sold to REX Holdings (the “Right of First Refusal”). On April 27, 2016, Phillips 66 elected not to exercise the Right of First Refusal. In exchange, Tallgrass Development and Sempra agreed to amend the REX limited liability company agreement to (i) increase the percentage with respect to matters that require approval, consent, or presence of the members of REX from 75% to 80%, and (ii) with respect to certain fundamental decisions, increase the required vote from 85% to 90% of the membership interests (the “REX Amendment”). The REX Amendment would be effective immediately prior to closing of the REX Interest Acquisition.

On April 28, 2016, the Partnership announced that Tallgrass Development offered the Partnership the right to assume the rights and obligations of REX Holdings under the Purchase Agreement (the “Assumption”). Terms of the potential assumption have not been finalized, but it is currently expected that, if consummated, the Partnership would assume the right to purchase the membership interest in REX from Sempra on the terms set forth in the Purchase Agreement.

A conflicts committee of the board of directors of the Partnership’s general partner, consisting solely of independent directors, has been formed and will be evaluating the offer with assistance from external advisors engaged by the conflicts committee. The Partnership desires to consummate the Assumption on terms that the conflicts committee and the board of directors of the Partnership’s general partner determine to be fair and reasonable to, and in the best interests of, the Partnership and its unitholders. However, the Assumption has not been finalized at this time and is subject to review, negotiations and approval by the conflicts committee and by the board of directors of the Partnership’s general partner.

REX is a Delaware limited liability company engaged in the ownership and operation of the Rockies Express Pipeline, an approximately 1,712-mile natural gas pipeline transportation system regulated by the FERC, which the Partnership refers to as the REX Pipeline System. The REX Pipeline System effectively functions as one of the nation’s northernmost natural gas supply header systems, traversing an area from the Rocky Mountain Region to the Appalachian Mountain Region. The REX Pipeline System consists of three zones:

•	Zone 1 – a 328-mile pipeline from the Meeker Hub in Northwest Colorado, across Southern Wyoming to the Cheyenne Hub in Weld County, Colorado capable of transporting 2.0 Bcf/d of natural gas from west to east;

•	Zone 2 – a 714-mile pipeline from the Cheyenne Hub to an interconnect in Audrain County, Missouri capable of transporting 1.8 billion cubic feet per day of natural gas from west to east; and

•	Zone 3 – a 643-mile pipeline from Audrain County, Missouri to Clarington, Ohio, which is bi-directional and capable of transporting 1.8 Bcf/d of natural gas from west to east and 1.8 Bcf/d of natural gas from east to west.

REX either connects with or is near numerous natural gas supply basins, including the Marcellus and Utica shales located throughout much of the Appalachian Basin, the Denver Julesburg basin in Colorado, the Niobrara shale in northern Colorado and Wyoming, the Piceance Basin in northwestern Colorado, the Wind River Basin in central Wyoming, the Opal Hub in southeastern Wyoming, the Illinois Basin in Illinois and the Mississippi Lime play in Kansas. REX’s strategy is to connect markets for natural gas located in the northern United States to a diverse supply of natural gas from both the Rocky Mountain and Appalachian regions. The Partnership believes REX’s unique positioning provides supply diversity to industrial customers and local distribution companies. As REX continues to expand its services, the Partnership expects it to provide demand markets with the ability to source term and daily supply based on pricing and availability, which provides significant optionality and value for REX’s customers. Many aspects of REX’s evolving business strategy involve significant risks and uncertainties.

Since Tallgrass Development acquired a 50% ownership interest in and became the operator of REX in November 2012, REX has continued to develop this business plan. For example, the Seneca Lateral Pipeline in Ohio, which was initially placed into commercial service in June 2014, can receive up to 0.6 Bcf/d of natural gas for delivery to points west on the mainline in Zone 3. REX’s Zone 3 East-to-West Project was placed into commercial service on August 1, 2015 and created an additional 1.2 Bcf/d of east-to-west takeaway capacity in Zone 3 to deliver natural gas received from the Utica and Marcellus Shale Plays and the Appalachian Basin to points in Illinois and Ohio. REX is currently constructing what the Partnership refers to as the REX Zone 3 Capacity Enhancement Project to add an incremental 0.8 Bcf/d of east to west capacity within Zone 3. When that project is complete, REX will be capable of transporting a total of 2.6 Bcf/d of natural gas east to west within Zone 3. The REX Zone 3 Capacity Enhancement Project has a reported total cost of approximately $532 million, with approximately $285 million expected to be spent from April 1, 2016 through April 2017. REX expects to fund the remaining 2016 capital budget through capital contributions from its members. This project is currently expected to be placed into service in December 2016.

REX has long-term agreements to provide west-to-east firm transportation services for approximately 1.6 Bcf/d as of March 31, 2016, with a weighted average remaining contract life on such contracts of approximately 4 years as of December 31, 2015. REX also has long-term agreements (including binding precedent agreements with respect to the REX Zone 3 Capacity Enhancement Project) to provide east-to-west firm transportation services in Zone 3 for approximately 2.6 Bcf/d (assuming completion of the REX Zone 3 Capacity Enhancement Project), with a weighted average remaining contract life on such contracts of approximately 17 years as of December 31, 2015.

REX’s daily operations are managed by Tallgrass Development. Under the current limited liability company agreement of REX, substantially all matters are decided by a vote of 75% of the membership interests, other than certain fundamental decisions that require a vote of 85% of the membership interests. As noted above, the REX Amendment would increase the 75% vote to 80% and increase the vote for certain fundamental decisions from 85% to 90%. Pursuant to the REX limited liability company agreement, REX is required to distribute all of its unrestricted cash and cash equivalents to its members on a quarterly basis, less any portion set aside to maintain reasonably adequate reserves for REX’s operations, as well as to make certain distributions to its members for reimbursement of development costs incurred in connection with the construction and ownership of the REX Pipeline System. Pursuant to the REX limited liability company agreement, REX’s members are required to provide capital contributions on a quarterly basis to fund expenditures contemplated by REX’s annual budget, as well as under certain other circumstances specified in the REX limited liability company agreement if determined to be reasonably necessary by REX’s board of directors.

Update on TIGT Rate Case Settlement

Tallgrass Interstate Gas Transmission, LLC (“TIGT”) has reached an agreement in principle with customers representing a majority of 2015 firm fee revenue on the Tallgrass Interstate Gas Transmission system to settle all rate related issues set for hearing in its existing FERC rate case, including the issues of a cost recovery mechanism and a non-Electronic Flow Measurement charge. The settlement remains subject to the final approval of the FERC.

Risks Relating to the Potential Assumption and REX Interest Acquisition

The Assumption and the REX Interest Acquisition may not be completed, and even if the Assumption and the REX Interest Acquisition are completed, the Partnership may fail to realize the growth anticipated as a result of the Assumption and the REX Interest Acquisition.

The Partnership expects the Assumption and the REX Interest Acquisition to close in the second quarter of 2016. The Assumption is subject to approval by the conflicts committee and the board of directors of the Partnership’s general partner and may be subject to conditions precedent. The REX Interest Acquisition is subject to the satisfaction or waiver of customary closing conditions.

There are a number of risks and uncertainties relating to the Assumption and the REX Interest Acquisition. For example, the Assumption may not be approved by the conflicts committee or the board of directors of the Partnership’s general partner. The REX Interest Acquisition may not be completed, or may not be completed in the time frame, on the terms, or in the manner currently anticipated, as a result of a number of factors, including, among other things, the failure to satisfy one or more of the conditions to closing. The parties to the Purchase Agreement may fail to satisfy or waive the conditions to closing of the REX Interest Acquisition or other events could intervene to delay or result in the failure to close the REX Interest Acquisition. Failure to complete the REX Interest Acquisition would prevent the Partnership from realizing the anticipated benefits of the Assumption and the REX Interest Acquisition at all. The Partnership would also remain liable for significant transaction costs, including legal, accounting and financial advisory fees. In addition, the market price of the Partnership’s common units may reflect various market assumptions as to whether the Assumption and the REX Interest Acquisition will be completed. Consequently, the completion of, the failure to complete or complete in full, or any delay in the completion of the Assumption or the closing of the REX Interest Acquisition could result in a significant change in the market price of the Partnership’s common units.

If the Assumption and the REX Interest Acquisition are consummated, such consummation would involve potential risks, including, without limitation, the failure to realize expected profitability, growth or accretion; the incurrence of liabilities or other compliance costs related to environmental, pipeline safety or regulatory matters, including potential liabilities that may be imposed without regard to fault or the legality of conduct; and the incurrence of unanticipated liabilities and costs for which indemnification is unavailable or inadequate. For example, on April 8, 2016, the Pipeline and Hazardous Materials Safety Administration published a notice of proposed rulemaking that would revise safety requirements for natural gas transmission and gathering lines. Though this is still a notice of proposed rulemaking, if it were to become final, this rule and others like it could result in significant costs. If the Assumption and the REX Interest Acquisition are consummated and if these risks or other unanticipated liabilities were to materialize, any desired benefits of the Assumption and the REX Interest Acquisition may not be fully realized, if at all, and the Partnership’s future financial performance and results of operations could be negatively impacted.

Risks Relating to Ownership of REX

If the Assumption and the REX Interest Acquisition are consummated, the Partnership will become subject to additional risks associated with the development, ownership and operation of REX. If any of the following risks were to occur, they may have a material adverse effect on the Partnership’s business, financial condition and results of operations, including the Partnership’s cash available for distribution to unitholders. The following risks assume that the Partnership consummates the Assumption and the REX Interest Acquisition.

Approximately 74% of REX’s revenue in 2015 was derived under long-term firm fee contracts for west-to-east service expiring in 2019 or earlier, and it is expected that a majority of REX’s revenue in 2016 will be derived under these contracts. REX may not be able to renew or replace expiring contracts at favorable rates or on a long-term basis. If REX is not able to renew or replace its expiring customer contracts at favorable rates or on a long-term basis, the Partnership’s financial condition, results of operations, cash flows and ability to make cash distributions to its unitholders will be adversely affected.

Substantially all of REX’s west-to-east pipeline capacity is subject to long-term firm fee contracts that expire at various dates in 2019 or earlier and approximately 74% of REX’s revenue in 2015 was derived under these contracts. The Partnership expects a majority of REX’s revenue in 2016 to be derived under these contracts despite the completion of the Zone 3 East-to-West Project that was placed into commercial service on August 1, 2015.

If an existing REX shipper terminates or breaches its long-term firm contract or elects to not renew its contract at the end of its term, REX may be subject to a loss of revenue if REX is unable to promptly resell the capacity to another shipper on substantially equivalent terms. REX’s ability to enter into a long-term firm fee contract with another shipper on substantially equivalent terms and conditions is uncertain and depends on a number of factors beyond the Partnership’s control, including:

•	the timing, volume and location of new market demands;

•	competition from alternative sources of natural gas and other fuels;

•	differences in the supply and price of natural gas in the Rocky Mountain region and supply basins outside the Rocky Mountain region, including the Marcellus and Utica shales;

•	the demand for natural gas in markets served by REX;

•	the effects of federal and state regulation on customer contracting practices; and

•	the availability and competitiveness of alternative gas transportation services in the markets REX serves.

The rapid increase in the production of natural gas over the past several years from the Marcellus and Utica shale formations, among other supply basins, has resulted in a decreased demand for the transportation of Rocky Mountain gas to the Northeast. In addition, this increase has resulted in a market price for natural gas in the Marcellus and Utica shale formations that is lower relative to NYMEX Henry Hub. A continuation of this trend will make it difficult for REX to replace its existing long-term firm fee contracts for shipments from west-to-east on terms and with pricing similar to that contained in REX’s existing contracts to ship gas from west-to-east.

The Partnership cannot assure you that REX will be able to negotiate replacements of its existing contracts on terms and conditions, including pricing, that are as favorable to REX as its existing contracts. If REX is unable to extend its current transportation contracts when they expire or replace them with new contracts that have terms as favorable as the existing contracts, the Partnership could suffer a material reduction in its revenues, earnings and cash flows and its ability to make cash distributions to its unitholders may be materially impaired.

REX is exposed to the creditworthiness and performance of its customers, suppliers and contract counterparties, and any material nonpayment or nonperformance by one or more of these parties could adversely affect the Partnership’s financial condition, cash flows, and operating results.

Although REX attempts to assess the creditworthiness of its customers, suppliers and contract counterparties, there can be no assurance that its assessments will be accurate or that there will not be a rapid or unanticipated deterioration in their creditworthiness, which may have an adverse impact on the Partnership’s business, results of operations, financial condition and ability to make cash distributions to its unitholders. REX’s long-term firm fee contracts obligate its customers to pay reservation charges regardless of whether they utilize REX’s assets, except for certain circumstances outlined in applicable customer agreements. As a result, during the term of REX’s long-term firm fee contracts, and absent an event of force majeure, REX’s revenues will generally depend on its customers’ financial condition and their ability to pay rather than upon the amount of natural gas transported. The recent decline in natural gas prices has negatively impacted the financial condition of some of REX’s customers and further declines, sustained lower prices, or continued volatility could impact their ability to meet their financial obligations to REX. Further, REX’s contract counterparties may not perform or adhere to REX’s existing or future contractual arrangements. To the extent one or more of REX’s contract counterparties is in financial distress or commences bankruptcy proceedings, contracts with these counterparties may be subject to renegotiation or rejection under applicable provisions of the United States Bankruptcy Code or other bankruptcy and insolvency laws. Any material nonpayment or nonperformance by REX’s contract counterparties due to inability or unwillingness to perform or adhere to contractual arrangements, whether due to a filing under the United States Bankruptcy Code or otherwise, could have a material adverse impact on REX’s business, results of operations, financial condition and ability to make distributions to its members.

For example, in early 2016, Ultra Resources, Inc., or Ultra, defaulted on its firm transportation service agreement for approximately 0.2 Bcf/d through November 11, 2019. Approximately 13% of REX’s revenue in 2015 was derived from the Ultra contract. In late March 2016, REX terminated Ultra’s service agreement. As of April 4, 2016, in addition to other amounts owed under law or equity, REX has asserted that Ultra owes approximately $303 million for past transportation service charges and for reservation charge fees that REX would have received over the term of the service agreement had Ultra not defaulted. In a Form 10-K filed with the SEC by Ultra Petroleum Corp., Ultra’s parent, on February 29, 2016, significant liquidity and capital structure issues were outlined that suggested Ultra might pursue a filing under Chapter 11 of the United States Bankruptcy Code or the Canadian Bankruptcy and Insolvency Act. Ultra Petroleum Corp. announced on April 1, 2016 that it was deferring a $26 million interest payment to its noteholders, starting a 30 day grace period to make the interest payment. As of April 25, 2016, Ultra has not made any announcement regarding a planned restructuring or any such filing under Chapter 11 for protection from its creditors. REX intends to pursue all available legal remedies to maximize its recovery, and on April 14, 2016 REX filed a lawsuit against Ultra for breach of contract and damages in Harris County, Texas, in which REX seeks approximately $303 million in damages and other relief. REX currently believes it may be unlikely that it will be able to collect all of the amounts it seeks from Ultra and it is uncertain how much, if any, REX will ultimately be able to recover. Further, it is also unlikely that REX will be able to remarket the capacity that was subject to the service agreement at the rate stated in the now-terminated Ultra service agreement and, as a result, REX may be unable to remarket the capacity at all for a term longer than one year due to the most favored nations rights in the Partnership’s other original long term transportation contracts described in the risk factor below.

In addition, Triad Hunter, LLC, or Triad, together with certain of its affiliates, filed voluntary petitions for relief pursuant to Chapter 11 of the United States Bankruptcy Code in December 2015, which the Partnership refers to as the Chapter 11 Cases. Triad and REX are parties to a precedent agreement that will provide Triad with an approximate 0.1 Bcf/d of firm capacity in connection with the REX Zone 3 Capacity Enhancement Project, subject to certain terms and conditions of service. Upon the commencement of the Chapter 11 Cases, REX and Triad entered into negotiations to amend certain terms of the precedent agreement. These negotiations resulted in an agreement in principle to amend certain material terms of the precedent agreement, exclusive of the rate or term. On April 18, 2016, the Bankruptcy Court conducted a hearing to consider the plan of reorganization submitted by Triad and its debtor affiliates, which included the as-amended precedent agreement with REX. During the hearing, Triad stated on the record that it had reached agreement with REX on an amended precedent agreement and that it intended to assume the same. Following the hearing, the Bankruptcy Court entered an order on April 18, 2016 confirming the plan of reorganization. The amended precedent agreement became effective and binding on REX and Triad immediately upon the entry of the Bankruptcy Court’s order confirming the plan.

The procedures and policies REX uses to manage its exposure to credit risk, such as credit analysis, credit monitoring and, in some cases, requiring credit support, cannot fully eliminate counterparty credit risks. In accordance with FERC regulations and REX’s own internal credit policies, counterparties with investment grade credit ratings are deemed able to meet their financial obligations to REX without requiring credit support in the form of a letter of credit or prepayment. With the recent decline in natural gas prices and the corresponding deterioration of the financial condition of some of REX’s customers, it is possible that some may lose their investment grade credit rating. If this were to occur, REX would likely ask for credit support and the customer may be unwilling or unable to provide it due to liquidity constraints. To the extent REX’s procedures and policies prove to be inadequate or REX is unable to obtain credit support, the Partnership’s financial position and results of operations may be negatively impacted.

Some of REX’s counterparties may be highly leveraged or have limited financial resources and are subject to their own operating and regulatory risks. Even if REX’s credit review and analysis mechanisms work properly, REX may experience financial losses in its dealings with such parties. As seen with the recent decline in natural gas prices, prices for natural gas are subject to large fluctuations in response to changes in supply and demand, market uncertainty and a variety of other factors that are beyond REX’s control. Such volatility in commodity prices might have an impact on many of REX’s counterparties and their ability to borrow and obtain additional capital on attractive terms, which, in turn, could have a negative impact on their ability to meet their obligations to REX and may also increase the magnitude of these obligations.

Certain projects may also be subject to the financial risks of key suppliers and contractors. For example, REX has a critical engineering, procurement and construction contract with QPS Engineering, LLC with respect to the REX Zone 3 Capacity Enhancement Project, and would be harmed financially in the event QPS Engineering, LLC were to enter bankruptcy or receivership, or experience other financial difficulty.

Any material nonpayment or nonperformance by REX’s counterparties could require REX to pursue substitute counterparties for the affected operations, renegotiate contract terms, reduce operations or provide alternative services. There can be no assurance that any such efforts would be successful or would provide similar financial and operational results.

REX depends on certain key customers for a significant portion of its revenues and is exposed to credit risks of these customers. The loss of or material nonpayment or nonperformance by any of these key customers could adversely affect the Partnership’s cash flow and results of operations.

REX relies on certain key customers for a portion of its revenues. For example, for the year ended December 31, 2015, REX’s three largest non-affiliated shippers accounted for approximately 24%, 21%, and 13%, respectively, of REX’s total revenues.

REX may be unable to negotiate extensions or replacements of contracts with key customers on favorable terms. In addition, some of these key customers may experience financial problems that could have a significant effect on their creditworthiness. For example, REX terminated its contract with its third largest non-affiliated shipper by total revenue, Ultra, in March 2016. See “—REX is exposed to the creditworthiness and performance of its customers, suppliers and contract counterparties, and any material nonpayment or nonperformance by one or more of these parties could adversely affect the Partnership’s financial condition, cash flows, and operating results.” Severe financial problems encountered by REX’s customers could limit REX’s ability to collect amounts owed to it, or to enforce performance of obligations under contractual arrangements. To the extent one or more of REX’s key customers is in financial distress or commences bankruptcy proceedings, contracts with these customers may be subject to renegotiation, rejection or assignment to unknown third parties under applicable provisions of the United States Bankruptcy Code. Additionally, many of REX’s customers finance their activities through cash flow from operations, the incurrence of debt or the issuance of equity. The combination of reduction of cash flow resulting from declines in commodity prices, a reduction in borrowing bases under credit facilities and the lack of availability of debt or equity financing may result in a significant reduction of REX’s customers’ liquidity and limit their ability to make payments or perform on their obligations to the Partnership. Furthermore, some of REX’s customers may be highly leveraged and subject to their own operating and regulatory risks, which increases the risk that they may default on their obligations to REX. The loss of all or even a portion of the contracted volumes of these key customers, as a result of competition, creditworthiness or otherwise, could have a material adverse effect on the Partnership’s business, cash flows, ability to make distributions to its unitholders, the price of its units, its results of operations and ability to conduct its business.

Most of REX’s revenues are from long-term negotiated rate contracts for west-to-east service that contain most favored nations rate provisions, limiting its flexibility to offer any available or expiring west-to-east long-term capacity to new shippers on the REX Pipeline System at less than the rates of long-term negotiated rate shippers without substantial financial impacts to REX’s revenues.

REX’s foundation and anchor shippers for west-to-east service hold certain most favored nations rights, or MFNs, granting them a right to a rate reduction in certain limited instances where REX provides service to another shipper at a rate lower than the foundation or anchor shipper rate for a term of one year or greater or, in the case of the foundation shipper, from certain specified receipt locations. The MFNs effectively limit REX’s flexibility in negotiating rates for some of its services with other shippers, because triggering the MFNs of the foundation and anchor shippers could lead to a reduction in the rates that REX charges, which could have a material adverse effect on REX’s revenues, cash flow and results of operations.

REX has a substantial amount of debt.

As of April 25, 2016 REX had approximately $2.575 billion of total indebtedness outstanding.

The scheduled maturities of REX outstanding debt balances as of December 31, 2015 are summarized as follows (in millions):

Year Maturities	Scheduled
2018	550.0
2019	525.0
2020	750.0
Thereafter	750.0

In addition, REX has a revolving credit facility, which will mature on January 31, 2020, with approximately $150 million of additional borrowing capacity available as of April 25, 2016.

The substantial debt held by REX could have important consequences. For example, it could:

•	make it more difficult for REX to satisfy its obligations with respect to its debt;

•	increase the vulnerability of REX to general adverse economic and industry conditions;

•	limit the ability of REX to obtain additional financing for future working capital, capital expenditures and other general corporate purposes;

•	require REX to dedicate a substantial portion of its cash flow from operations to payments on its debt, thereby reducing the availability of cash flow for operations and other purposes;

•	limit its flexibility in planning for, or reacting to, changes in its business and the industry in which REX operates;

•	place REX at a competitive disadvantage compared to its competitors that have less debt; and

•	have a material adverse effect if REX fails to comply with the covenants in the indenture relating to its notes or in the instruments governing its other debt.

The terms of the indentures governing the existing REX notes do not restrict the amount of additional unsecured debt REX may incur, and the agreement governing its credit facility permits additional unsecured borrowings. If new debt is added to the current debt levels, these related risks could increase.

REX’s debt instruments may limit its financial flexibility and increase its financing costs.

REX’s credit facility contains restrictive covenants that may prevent it from engaging in various transactions that REX deems beneficial and that may be beneficial to REX. The credit facility generally requires REX to comply with various affirmative and negative covenants, including a limit on the leverage ratio (as defined in the credit agreement) of REX and restrictions on:

•	incurring secured debt;

•	entering into mergers, consolidations and sales of assets;

•	granting liens;

•	entering into transactions with affiliates; and

•	making restricted payments.

The instruments governing any future debt may contain similar or more restrictive provisions. REX’s ability to respond to changes in business and economic conditions and to obtain additional financing, if needed, may be restricted.

REX may not be able to generate a sufficient amount of cash flow to meet its debt service obligations.

REX’s ability to make scheduled payments or to refinance its obligations with respect to its debt will depend on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business, and other factors beyond its control. In addition, a significant amount of REX’s revenue is generated by long term contracts that expire in 2019 and REX may not be able to renew or replace expiring contracts at favorable rates or on a long-term basis, which may result in lower cash flows in periods subsequent to 2019. If REX’s cash flow and capital resources are insufficient to fund its debt service obligations, it may be forced to sell material assets, obtain additional capital, including through capital contributions from its members, or restructure its debt. The payment of additional capital contributions by the Partnership to REX to fund such obligations would reduce the Partnership’s amount of cash available to pay distributions to its common unitholders.

The Partnership cannot assure you that REX’s operating performance, cash flow and capital resources will be sufficient for payment of its debt in the future. In the event that REX is required to dispose of material assets or restructure its debt to meet its debt service and other obligations, the Partnership cannot assure you as to the terms of any such transaction or how soon any such transaction could be completed.

Constructing new assets subjects REX to risks of project delays, cost overruns, potential litigation and lower-than-anticipated volumes of natural gas once a project is completed. Operating cash flows from REX’s capital projects may not be immediate or meet its expectations.

One of the ways REX may grow its business is by constructing additions or modifications to its existing facilities. For example, REX is currently undertaking the REX Zone 3 Capacity Enhancement Project, a large scale construction project on the REX Pipeline System that, when complete, will add three (3) new compressor stations, modify two (2) existing compression stations and construct certain ancillary facilities. The proposed facilities are expected to increase the Zone 3 east-to-west mainline delivery capacity on the REX Pipeline System by approximately 0.8 Bcf/d from receipts at Clarington, Ohio to corresponding deliveries of approximately 0.52 Bcf/d and approximately 0.28 Bcf/d to Lebanon, Ohio and Moultrie County, Illinois, respectively. It is currently expected to be placed in service sometime during December 2016 and has a reported total cost of approximately $532 million, with approximately $285 million expected to be spent from April 1, 2016 through April 2017. Completion of construction projects such as the REX Zone 3 Capacity Enhancement Project require significant amounts of capital and involve numerous regulatory, environmental, pipeline safety, political, legal and operational uncertainties, many of which are beyond REX’s control. These projects also involve numerous economic uncertainties, including the impact of inflation on project costs and the availability of required resources, and are often subject to cost overruns, delays in completion and potential litigation claims. For example, on June 17, 2014, Michels Corporation, or Michels, filed a complaint and request for relief against REX as a result of work performed by Michels to construct the Seneca Lateral Pipeline in Ohio. Michels seeks unspecified damages from REX and asserts claims of breach of contract, negligent misrepresentation, unjust enrichment and quantum meruit, and has also filed notices of Mechanic’s Liens in Monroe and Noble Counties, asserting $24.2 million as the amount due. REX believes Michels’ claims are without merit and plans to continue to vigorously contest all of the claims in this matter, but the outcome and impact of these legal proceedings cannot be predicted with certainty.

REX may be unable to complete announced construction projects such as the REX Zone 3 Capacity Enhancement Project on schedule, at the budgeted cost, or at all, which could have a material adverse effect on REX’s business and results of operations. For example, certain of REX’s customers will have the right to terminate their contracts with REX in the event that the additional capacity of the REX Zone 3 Capacity Enhancement Project has not been made available to those customers by June 30, 2017. Moreover, REX may not receive any material increase in its operating cash flow from any such projects for some time. For instance, with respect to the REX Zone 3 Capacity Enhancement Project, substantially all of the construction expenditures are expected to have occurred during 2015 and 2016, yet REX will not receive any material increases in cash flow until the project is completed and fully operational, which is currently expected to be during December 2016. In addition, REX’s cash flow from a project like the REX Zone 3 Capacity Enhancement Project may be delayed or may not meet its expectations. REX’s project specifications and expectations regarding project cost, timing, asset performance, investment returns and other matters usually rely in part on the expertise of third parties such as engineers, technical experts and construction contractors. These estimates may prove to be inaccurate because of numerous operational, technological, economic and other uncertainties.

REX may occasionally also rely in part on estimates from producers regarding the timing and volume of anticipated natural gas production. Production estimates are subject to numerous uncertainties, all of which are beyond REX’s control. These estimates may prove to be inaccurate, and new facilities may not attract sufficient volumes to achieve the Partnership’s expected cash flow and investment return.

The Partnership’s investment in REX is a minority interest and could be adversely affected by its lack of sole decision-making authority and its reliance on the financial condition of the other members.

Entering into REX as a minority-interest partner, the Partnership would not control REX’s strategies and operations. Thus, the Partnership’s investment in REX involves risks that are not present when the Partnership is able to exercise control over an asset, including the possibility that the other members of REX might become bankrupt, fail to fund their required capital contributions or otherwise make business decisions with respect to REX that the Partnership does not believe is in its best interest. The other members of REX, including Tallgrass Development, may have economic or other business interests or goals that are inconsistent with the Partnership’s business interests or goals, and may be in a position to take actions contrary to the Partnership’s policies or objectives. The REX limited liability company agreement expressly permits REX members to make decisions with respect to their ownership interest without taking into account the interests of REX or any other member of REX. Moreover, under the REX limited liability company agreement, the Partnership will be required to provide certain capital contributions in order to fund expenditures contemplated by REX’s annual budget, and may be required to provide capital contributions under certain circumstances specified in the REX limited liability company agreement if determined to be reasonably necessary by a vote of REX’s members. Under the limited liability company agreement of REX, substantially all matters are decided by a vote of 75% of the membership interests, other than certain fundamental decisions that require a vote of 85% of the membership interests. As noted above, the REX Amendment would increase the threshold for matters requiring a 75% vote to a 80% vote, and increase the threshold for certain fundamental decisions from an 85% vote to a 90% vote. Further, TEP will not be the operator of REX, and the Partnership may disagree with the proposals of the operator of REX from time to time.

The Partnership’s membership interest in REX will be subject to a right of first refusal, which may make it more difficult to sell its interest in REX in the future.

Under the terms of REX’s limited liability company agreement, if any member desires to transfer its membership interest to an unaffiliated third party, each other member first has a right to purchase its proportionate share of the membership interest being sold. If the Partnership desires to sell all or any portion of its interest in REX in the future, the Partnership will be required to first offer the sale of its membership interest to the other members, who will have 30 days to elect to purchase their proportionate interest before any sale or transfer to a third party may be consummated. This requirement could make it difficult for the Partnership to sell its interest in REX.

If the Assumption and the REX Interest Acquisition are completed, TEP and Tallgrass Development will control a significant percentage of REX’s voting power but will vote independently of each other.

If the Assumption and the REX Interest Acquisition are completed, TEP and Tallgrass Development will collectively hold 75% of the voting power of REX. Although TEP and Tallgrass Development may act together to exercise their combined voting power under the terms of the REX LLC Agreement, the Partnership will be entitled to act separately and in its own interest with respect to its membership interest in REX and the Partnership does not currently expect to have a voting trust or other arrangement in place requiring the Partnership or Tallgrass Development to vote jointly.

REX’s daily operations are managed by Tallgrass Development. Under the current limited liability company agreement of REX, substantially all matters are decided by a vote of 75% of the membership interests, other than certain fundamental decisions that require a vote of 85% of the membership interests. As noted above, the REX Amendment would increase the threshold for matters requiring a 75% vote to an 80% vote, and increase the threshold for certain fundamental decisions from an 85% vote to a 90% vote. Pursuant to the REX limited liability company agreement, REX is required to distribute all of its unrestricted cash and cash equivalents to its members on a quarterly basis, less any portion set aside to maintain reasonably adequate reserves for REX’s operations, as well as to make certain distributions to its members for reimbursement of development costs incurred in connection with the construction and ownership of the REX Pipeline System. Pursuant to the REX limited liability company agreement, REX’s members are required to provide capital contributions on a quarterly basis to fund expenditures contemplated by REX’s annual budget, as well as under certain other circumstances specified in the REX limited liability company agreement if determined to be reasonably necessary by REX’s board of directors.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking statements.” All statements, other than statements of historical facts, included in this Form 8-K that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include but are not limited to forward-looking statements about the potential Assumption and the REX Interest Acquisition. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to market conditions, receipt of conflicts committee approval, satisfaction of closing conditions, the Partnership’s and REX’s financial performance and results, timing and projected costs to complete construction of the REX Zone 3 Capacity Enhancement Project and other important factors that could prevent the potential Assumption or the REX Interest Acquisition from being consummated, including those set forth in reports filed by the Partnership with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made and the Partnership undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Rockies Express Pipeline LLC

Audited financial statements of Rockies Express Pipeline LLC as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014 and 2013, the notes related thereto, and the Report of Independent Auditors issued by PricewaterhouseCoopers, LLP are filed as Exhibit 99.2 to this Current Report on Form 8-K.

(b)	Pro Forma Financial Information

Unaudited pro forma condensed consolidated financial statements of the Partnership as of and for the year ended December 31, 2015, and the notes related thereto as of December 31, 2015, in the case of the unaudited pro forma condensed consolidated balance sheet, or as of January 1, 2015, in the case of the unaudited pro forma condensed consolidated statements of income, are filed as Exhibit 99.3 to this Current Report on Form 8-K.

(d)	Exhibits.

EXHIBIT NUMBER	DESCRIPTION

10.1	Amendment No. 4 to Credit Agreement, dated as of April 27, 2016, by and among Tallgrass Energy Partners, LP, Barclays Bank PLC, as administrative agent, and a syndicate of lenders named therein.

23.1	Consent of Independent Auditors.

99.1	Press Release of Tallgrass Energy Partners, LP dated April 28, 2016.

99.2	Audited Financial Statements of Rockies Express Pipeline LLC as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014 and 2013, including the notes related thereto.

99.3	Unaudited Pro Forma Condensed Consolidated Financial Statements of Tallgrass Energy Partners, LP as of and for the year ended December 31, 2015, including the notes related thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALLGRASS ENERGY PARTNERS, LP

By:	Tallgrass MLP GP, LLC,
its general partner

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

Date: April 28, 2016

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

10.1	Amendment No. 4 to Credit Agreement, dated as of April 27, 2016, by and among Tallgrass Energy Partners, LP, Barclays Bank PLC, as administrative agent, and a syndicate of lenders named therein.

23.1	Consent of Independent Auditors.

99.1	Press Release of Tallgrass Energy Partners, LP dated April 28, 2016.

99.2	Audited Financial Statements of Rockies Express Pipeline LLC as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014 and 2013, including the notes related thereto.

99.3	Unaudited Pro Forma Condensed Consolidated Financial Statements of Tallgrass Energy Partners, LP as of and for the year ended December 31, 2015, including the notes related thereto.